Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Proterion Corporation:

We consent to incorporation by reference in the registration statement (No. 333-33941) on Form S-8 and in the registration statement (No. 333-70978) on Form S-3 of Proterion Corporation (formerly Rheometric Scientific, Inc.) of our report dated March 17, 2003, relating to the consolidated balance sheets of Proterion Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity/(deficiency) and comprehensive income (loss) and cash flows and the related Schedule II for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Proterion Corporation.

                                        /s/Mahoney Cohen & Company, CPA, P.C.

New York, New York
March 28, 2003

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